UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Apct of 1934

Date of Report (Date of earliest event reported): April 17, 2015 (April 22, 2015)

Starboard Resources, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-1554970	45-5634053
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300E. Sonterra Blvd, Suite 1220 San Antonio, Texas	78248
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (210) 999-5400

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 8.01 OTHER EVENTS.

On April 17, 2015, Starboard Resources, Inc. was served with a lawsuit filed in Bexar County, Texas by William F. Pettinati, Jr., Nicholas Garofolo, Sigma Gas Barbastella Fund and Sigma Gas Antrozous Fund against Starboard Resources, Inc., its directors, its Chief Operating Officer, Edward Shaw, its former Chief Financial Officer, Eric Alfuth, our stockholder, Bradford Higgins, and Sean O’Sullivan, the managing director of our stockholder, SOSventures, LLC.   Mr. Pettinati, Mr. Garafalo and the Sigma Gas Antrozous Fund are stockholders.  Mr. Pettinati owns 145,112 shares, Mr. Garofalo owns 226,680 common stock shares and Sigma Gas Antrozous Fund owns 44,610 common stock shares. Combined these stockholders account for approximately 3.3% of our outstanding common stock.  These stockholders became our stockholders in February 2014.

The Plaintiffs allege several derivative and direct causes of action, many of which relate to alleged actions that pre-date their becoming stockholders in February 2014.  These derivative claims include, breach of fiduciary duty, waste of corporate assets, concerted action and conspiracy, joint enterprise, agency, alter ego, exemplary damages, and unjust enrichment. The direct claims include, breach of fiduciary duty, conversion, shareholder oppression, concerted action and conspiracy, declaratory judgment that the distribution of stock to the plaintiffs was invalid, joint enterprise, joint enterprise, agency, alter ego, exemplary damages, concerted action and conspiracy and failure to allow for inspection of books and records.

Many of the allegations relate to events that allegedly happened before the plaintiffs became stockholders, including the distributions from certain partnerships that led to the Plaintiffs becoming stockholders in February 2014.  For actions after February 2014, Plaintiffs complain that our common stock still lacks a trading venue, that a books and records request was not honored, that we “delayed” our public offering, that SOSventures LLC had allegedly taken steps to “foreclose” on the our assets under our subordinated credit agreement with SOSventures, LLC and that we filed for an extension to the filing date for our Form 10-K for the year ending December 31, 2015.

The matter is styled Sigma Barbastella Fund et al v. Charles S. Henry, III et al. and it is Cause No. 20105-CI-05672 in the 224th District Court in Bexar County, Texas.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Starboard Resources, Inc.

Date: April 22, 2015	By:	/s/ Michael Pawelek
Michael Pawelek
Chief Executive Officer